Exhibit 99.1

Hansen Medical Reports Second Quarter 2014 Results and $23 Million

Financing

MOUNTAIN VIEW, CA – July 31, 2014 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the second quarter of fiscal year 2014 ended June 30, 2014.

Second Quarter 2014 Highlights:

•	Revenues of $6.9 million, up 106% year-over-year.

•	Commercialized and sold four robotic systems (3 Magellan™ Robotic System and 1 Sensei® X Robotic Catheter System) compared to one robotic system in the second quarter of 2013. As a reminder, the Company uses the term “commercialized” to refer to revenue-generating system transactions, including rental transactions.

•	Converted a previously commercialized Magellan System from a rental to a sale.

•	Commercialized 928 catheters, compared with 685 catheters sold in first quarter of fiscal year 2014 and 875 catheters sold during the second quarter of fiscal year 2013; representing sequential growth of approximately 35%, with 6% growth year over year, respectively.

•	The Company signed an exclusive distribution agreement with Japanese distributor Adachi Co, Ltd.

•	Initiated a series of procedures with the Magellan 6Fr catheter in targeted therapeutic areas including women’s and men’s health, cancer treatment, and limb salvage

On July 31, 2014, the Company announced the signing of an exchange agreement with certain of its holders of outstanding warrants previously issued and announced in August 2013. Pursuant to the exchange agreement, and following the satisfaction of customary closing conditions expected in August 2014, the Company will exchange approximately 90% of the outstanding Series B and Series C warrants, which currently carry an exercise price of $1.50 and $2.00, respectively, for a Series B/C exchange warrants at an exercise price equal to the Company’s NASDAQ closing price on July 29, 2014 of $1.13. Pending satisfaction of certain closing conditions, the Series B/C exchange warrants to purchase an aggregate of 20,442,346 shares of common stock will be issued and will be subject to mandatory exercise within 14 days of issuance and will result in gross proceeds to the Company of approximately $23.1 million. In addition, in connection with this transaction, pending the satisfaction of certain closing conditions, the Company will issue to the participating holders an additional aggregate of 6,286,023 Series D warrants with an exercise price of $1.13 and an expiration date of August 2019, which if fully-exercised would yield additional gross proceeds to the Company of approximately $7.1 million. The Series B and Series C warrants previously carried an expiration date of August 2015 and the remaining 2,321,876 warrants not exchanged in the transaction will remain outstanding until their exercise or expiration. The Company is not obligated to pay any placement fees or commissions in connection with the exchange transaction.

“Hansen Medical continued to progress through the first half of fiscal year 2014”, said Cary Vance, Hansen Medical’s Chief Executive Officer. “Everything I have learned to-date supports my belief that the Company has an innovative portfolio of intravascular robotic technology, which improves patient outcomes in cardiac arrhythmia and endovascular procedures. Since joining the Company in May, I have been focused on global commercialization efforts and continuing to deliver an excellent customer experience to each of our Hansen customers, and look forward to sharing my vision for the Company in the coming quarters.”

Second Quarter of 2014 Financial Results

Total revenue for the second quarter ended June 30, 2014 increased 106% to $6.9 million, compared to revenue of $3.3 million in the same period in 2013. The Company commercialized and sold four robotic systems in the quarter (3 Magellan System and 1 Sensei System) and converted an additional Magellan System from a rental to a sale. The Company uses the term “commercialized” to refer to revenue-generating system transactions, including rental transactions. The Company sold 928 catheters in the second quarter of fiscal 2014, up 6% year-over-year. Physicians performed an estimated 868 robotic procedures in the second quarter of 2014, compared to 864 robotic procedures in the same period last year.

Gross profit in the second quarter of fiscal year 2014 increased 230% to $1.9 million, or 28% of sales, compared to $0.6 million, or 17% of sales, in the same period prior year. The improvement in gross margin in the current year second quarter was driven primarily by increased system sales, compared to the prior year period.

Research and development expenses for the second quarter of fiscal year 2014 were $4.8 million, compared to $4.5 million for same period in 2013. The increase of $0.3 million is primarily due to an increase in clinical trial expenses as we work to expand the application of our robotic platform in women’s and men’s health, cancer, and lower limb treatments.

Selling, general and administrative expenses for the second quarter were $8.1 million, compared to $8.6 million for the same period of 2013. The decrease of $0.5 million year-over-year is primarily due to a decrease in legal expenses and other corporate matters, partially offset by an increase in sales and marketing expenses.

Net loss for the second quarter of 2014 was $12.3 million, or $0.11 per share, compared to a net loss of $13.4 million, or $0.20 per share, in the second quarter of 2013. Weighted average shares outstanding used to compute diluted net loss per share were 112.0 million for the second quarter of fiscal 2014, compared to 67.6 million in the second quarter of fiscal 2013.

For the sixth month period ending June 30, 2014, total revenue increased 68% to $10.6 million, compared to $6.3 million in the same period last year. Net loss for the first six months of 2014 was $26.7 million, or $0.25 per share, compared to a net loss of $30.6 million, or $0.45 per share, last year. Weighted average shares outstanding used to compute diluted net loss per share were 107.7 million for the six month period ending June 30, 2014, compared to 67.5 million in the same period last year.

As of June 30, 2014, our cash, cash equivalents, short-term investments and restricted cash balances were $32.2 million, compared to $38.4 million as of March 31, 2014, and $35.3 million as of December 31, 2013.

Hansen Medical Earnings Release and Conference Call

Hansen Medical is scheduled to report the second quarter 2014 results and host a conference call on July 31, at 5:00 p.m. ET (2:00 p.m. PT) at which point the Company will discuss in more detail the results of the quarter and other recent business highlights. Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-419-6603 (719-325-4879 for international callers) and referencing the participant code 7639526. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through July 14, 2014 by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 7639526.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Magellan 9Fr Robotic Catheter has undergone both CE marking and 510(k) clearance and is commercially available in the European Union, and the U.S. The Magellan 6Fr Robotic Catheter has undergone 510(k) clearance in the U.S. and is in limited release for the next several months in anticipation of more wide-scale commercial availability later in 2014. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic

Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the year ended March 31, 2014 filed with the SEC on May 9, 2014 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries.

Investor Contacts:	Westwicke Partners, LLC.
Christopher Lowe	Mark Klausner or Mike Piccinino, CFA
Interim Chief Financial Officer	443.213.0500
Hansen Medical, Inc.	Hansen@westwicke.com
650.404.5800

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues:
Product	$5,518	$2,034	$7,870	$3,660
Service	1,369	1,309	2,716	2,634

Total revenues	6,887	3,343	10,586	6,294
Cost of revenues:
Product	4,283	2,108	7,027	3,967
Service	702	659	1,259	1,282

Total cost of revenues	4,985	2,767	8,286	5,249

Gross profit	1,902	576	2,300	1,045

Operating expenses:
Research and development	4,809	4,478	9,224	8,590
Selling, general and administrative	8,146	8,597	17,307	16,015
Loss on settlement of litigation	—	—	—	4,500

Total operating expenses	12,955	13,075	26,531	29,105

Loss from operations	(11,053)	(12,499)	(24,231)	(28,060)
Interest and other expense, net	(1,222)	(932)	(2,471)	(2,520)

Loss before income taxes	(12,275)	(13,431)	(26,702)	(30,580)
Income tax expense	(15)	(15)	(33)	(53)

Net loss	$(12,290)	$(13,446)	$(26,735)	$(30,633)

Basic and diluted net loss per share	$(0.11)	$(0.20)	$(0.25)	$(0.45)

Weighted average shares used to compute basic and diluted net loss per share	112,003	67,615	107,692	67,456

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and short-term investments	$26,802	$29,940
Accounts receivable, net	4,055	5,114
Inventories	11,397	12,203
Prepaids and other current assets	1,362	1,914
Property and equipment, net	3,407	3,641
Restricted cash	5,405	5,394
Other assets	1,456	2,953

Total assets	$53,884	$61,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,986	$3,337
Deferred revenue	3,431	3,115
Debt	33,863	33,358
Other liabilities	5,811	4,473

Total liabilities	46,091	44,283

Total stockholders’ equity	7,793	16,876

Total liabilities and stockholders’ equity	$53,884	$61,159